Exhibit 99.1

Foamix Announces $64 Million Capital Financing Investment by
Perceptive Advisors and OrbiMed

•	Foamix secures up to $50 million in non-dilutive funding
•	Company secures $14 million via a registered direct offering of equity

Rehovot, Israel, and Bridgewater, NJ – July 30, 2019 – Foamix Pharmaceuticals Ltd. (NASDAQ: FOMX), (“Foamix”), a clinical stage specialty pharmaceutical company focused on developing and commercializing proprietary topical therapies to address unmet needs in dermatology, today announced that it has secured up to $64 million in financing from Perceptive Advisors and OrbiMed. The financing consists of term loans of up to $50 million under a Credit Agreement, with $15 million provided immediately upon satisfaction of certain closing conditions, $20 million available upon the achievement of certain regulatory milestones and $15 million available upon the achievement of certain revenue milestones. Additionally, the Company will receive $14 million in gross proceeds from Perceptive Advisors through a direct registered offering of the Company’s ordinary shares. Proceeds from the transactions are expected to be used to fund the Company’s filing of a New Drug Application (“NDA”) with the FDA for FMX103 for the treatment of papulopustular rosacea as well as, assuming FDA approval is received, the anticipated product launches of FMX101 for the treatment of moderate to severe acne and FMX103, as well as for working capital and general corporate purposes.  The FDA has established October 20th, 2019 as the Prescription Drug User Fee Act (PDUFA) action date for FMX101, and Foamix is in the final stages of preparation for the NDA submission for FMX103.

“Perceptive Advisors and OrbiMed are our largest shareholders and we are grateful for the ongoing support from these top-tier healthcare investment firms,” said David Domzalski, CEO of Foamix.  “As we manage the transition of Foamix to becoming a fully integrated commercial organization it is important that the Company is financed appropriately.  Combined with our current cash position, we believe these initial investments, along with future access to capital which this transaction provides, will allow us to fund the commercial launches for FMX101 and FMX103, pending FDA approval.”

Under the Credit Agreement and Guaranty between Foamix and affiliates of Perceptive Advisors and OrbiMed, there are no required payments of principal amounts until July 2023. In connection with the Credit Agreement, Foamix issued to affiliates of Perceptive Advisors and OrbiMed warrants to purchase up to an aggregate of 1,100,000 of its ordinary shares, par value NIS 0.16 per share, at an exercise price of $2.09 per share, which represents the 5-day volume weighted average price as of the trading day immediately prior to the closing.

In addition, on July 29, 2019, Foamix entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an affiliate of Perceptive Advisors pursuant to which the Company agreed to issue and sell, in a registered offering by the Company, an aggregate of  6,542,057 shares of the Company’s ordinary shares, par value New Israeli Shekels (NIS) 0.16 per share (the “Shares”) at a purchase price equivalent to $2.14 per share, representing the closing share price on the last trading day prior to signing, for aggregate gross proceeds of approximately $14 million, before deducting offering expenses.  The issuance and sale of the Shares is expected to close on July 31, 2019, subject to certain closing conditions.

Under the terms of the Purchase Agreement, the Shares were offered pursuant to a registration statement on Form S-3 (File No. 333-224084), which was filed with the Securities and Exchange Commission on April 2, 2018 and was declared effective on April 12, 2018.

Perceptive agreed to a lock-up period for sixty (60) days from the date of the Purchase Agreement, during which time Perceptive agreed not to sell the Shares, enter into any derivative transactions with respect to the Shares or publicly disclose the intention to do any of the foregoing, in each case without the Company’s prior written consent.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Foamix
Foamix is a specialty pharmaceutical company focused on the development and commercialization of proprietary, innovative and differentiated topical drugs for dermatological therapy. Our leading clinical stage product candidates are FMX101, our novel minocycline foam for the treatment of moderate-to-severe acne and FMX103, our novel minocycline foam for the treatment of rosacea. We continue to pursue research & development of our proprietary, innovative foam technologies for the treatment of various skin conditions. We currently have development and license agreements relating to our technology with various pharmaceutical companies.

Foamix uses its website (www.foamix.com) as a channel to distribute information about Foamix and its product candidates from time to time. Foamix may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Foamix’s website in addition to following its press releases, filings with the Securities and Exchange Commission (“SEC”), public conference calls, and webcasts.

Forward Looking Statements
This release includes forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and the safe harbor provisions created by those sections. Forward-looking statements are statements that are not historical facts, such as statements regarding assumptions, expectations, forecasts, beliefs or intentions related to the Company’s cash runway and expectations regarding future uses of cash, the clinical development, potential regulatory approval and commercial launch of FMX101, including the potential timing of FDA review of the Company’s NDA seeking approval of FMX101, the regulatory submission and clinical development of FMX103, the availability of financing under the Credit Agreement, and the closing of the sale of ordinary shares under the Purchase Agreement. Forward-looking statements are based on our current knowledge and our present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors including, but not limited to, unexpected delays in clinical trials, announcement of results or submissions of NDAs to the FDA, excess costs or unfavorable results of clinical trials, delays or denial in the FDA approval process, including specifically, FDA approval of FMX101 and FMX103, respectively; additional competition in the acne and dermatology markets, denial of reimbursement by third party payors or inability to raise additional capital, our ability to recruit and retain key employees and our ability to stay in compliance with applicable laws, rules and regulations. We discuss many of these risks in greater detail in our annual and other periodic filings with the SEC, including under the heading “Risk Factors” in our most recent annual report. Although we believe these forward-looking statements are reasonable, they speak only as of the date of this announcement and Foamix undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.

Contact:	U.S. Investor Relations
Ilan Hadar	Michael Rice
Foamix Pharmaceuticals Ltd.	LifeSci Advisors, LLC
+972-8-9316233	646-597-6979
IR@foamixpharma.com	mrice@lifesciadvisors.com